Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES LETTER OF INTENT REGARDING

ACQUISITION OF EIGHT FACILITIES FROM

LIGHTHOUSE CARE CENTERS AND FOCUS HEALTHCARE

LEWISVILLE, Texas (November 15, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has entered into a letter of intent to acquire the behavioral health facilities of Lighthouse Care Centers, LLC and Focus Healthcare, LLC. Lighthouse Care Centers, LLC operates four behavioral health facilities located in Georgia and South Carolina. Focus Healthcare, LLC operates four facilities located in Delaware, Florida, Georgia and Ohio. The facilities have a combined total licensed capacity of 568 beds.

The consummation of the transaction is expected to close in the Horizon second fiscal quarter but is subject to a number of contingencies including the negotiation and execution of definitive agreements between the parties. In addition, the transaction is subject to receipt of government approvals including certificate of need and licensing approvals. Accordingly, completion of the transaction is subject to a number of conditions precedent, and there can be no assurance that all such conditions will be satisfied. It is the customary policy of Horizon to announce transactions when a definitive agreement is executed. Horizon is not following its customary policy in this instance due to the public nature of information required to be submitted for certificate of need and licensing approvals.

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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